Exhibit 5.1

Law Offices Ballard Spahr Andrews & Ingersoll, LLP 1225 17th Street, Suite 2300 Denver, Colorado 80202-5596 (303) 292-2400 FAX: (303) 296-3956 LAWYERS@BALLARDSPAHR.COM	Philadelphia, Pa Baltimore, MD Camden, NJ Salt Lake City, UT Washington, DC

November 23, 2004

Remote Knowledge, Inc.

16360 Park Ten Place

Suite 200

Houston, Texas 77084

Re: Registration Statement on Form S-8

Gentlemen and Ladies:

We have acted as counsel for REMOTE KNOWLEDGE, Inc. (the “Company”) in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission relating to 5,000,000 shares of the Company’s no par value common stock (the “Common Stock”) to be offered by the Company pursuant to its Stock Option Plans. As such counsel, we have examined and relied upon such records, documents, certificates and other instruments and have made such other investigation as we deemed appropriate as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth.

Based upon the foregoing, we are of the opinion that the shares of the Common Stock being offered by the Company when sold in accordance with the Registration Statement on Form S-8 will be validly issued and outstanding, fully paid and nonassessable.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America, the law of the State of Colorado and the Delaware General Corporation Law including the Delaware Constitution and legal interpretation as the effect the Delaware General Corporation Law. We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP